EXHIBIT A

EXHIBIT A
Agreement of Joint Filing
The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Class A ordinary shares, nominal value €0.12 per share, of Wallbox N.V. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.
Dated: February 14, 2022

INFISOL 3000, S.L.

By:	/s/ Juan Manuel Soler Pujol
Name: Juan Manuel Soler Pujol
Title: President

/s/ Juan Manuel Soler Pujol
Juan Manuel Soler Pujol

/s/ Lluis Soler Masferrer
Lluis Soler Masferrer

/s/ Daniel Soler Masferrer
Daniel Soler Masferrer

/s/ Pol Soler Masferrer
Pol Soler Masferrer